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                                                                   EXHIBIT 21.01

                                 Subsidiaries of
                    Occupational Health + Rehabilitation Inc

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CM Occupational Health, Limited Liability Company,
A Maine limited liability company (also doing business as The Health Center)

OHR/MMC, Limited Liability Company,
A Maine limited liability company
(also doing business as Occupational Health + Rehabilitation, an affiliate of Maine Health)

Kent/OH+R, LLC
A Rhode Island limited liability company

OHR/Baystate, LLC,
A Massachusetts limited liability company
(also doing business as Occupational Health + Rehabilitation)

Occupational Health Connection LLC,
A New York limited liability company

OHR-SSM, LLC
A Missouri limited liability company (also doing business as SSM Corporate Health Services)

OH+R/Boston, LLC,
A Massachusetts limited liability company
(dormant)